Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to  Registration Statement No. 333-133763 on Form N-14 of our report dated October 25, 2005, relating to the financial statements and financial highlights of Merrill Lynch U.S. Government Fund (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended August 31, 2005, and to the references to us under the captions “Other Service Providers-ML Fund” in the Combined Prospectus/Proxy Statement and “Financial Statements” in the Statement of Additional Information, which are parts of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

June 16, 2006